EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

FAIRPOINT COMMUNICATIONS ANNOUNCES
COMMENCEMENT OF $540 MILLION BOND OFFERING

CHARLOTTE, N.C. (PR NEWSWIRE) – March 6, 2008 – FairPoint Communications, Inc., or FairPoint (NYSE: FRP) announced today the commencement of an offering of $540 million in aggregate principal amount of Senior Notes due 2018 of Northern New England Spinco Inc. ("Spinco"), a subsidiary of Verizon Communications Inc. ("Verizon") that will be merged with and into FairPoint immediately prior to the completion of the offering of the notes. The notes are being offered for sale by certain selling securityholders to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States in compliance with Regulation S under the Securities Act. The notes will be initially issued to a subsidiary of Verizon and subsequently exchanged by Verizon for outstanding indebtedness of Verizon held by the selling securityholders.  Neither FairPoint nor Spinco will receive any proceeds from the sale of the notes by the selling securityholders.

The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About FairPoint
FairPoint Communications, Inc. is an industry leading provider of communications services to rural and small urban communities across the country. Today, FairPoint owns and operates 30 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, video and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

 SOURCE:      FairPoint Communications, Inc. (www.fairpoint.com)

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